Exhibit 99.1

Scientific Games Announces Settlement in Shuffle Tech Litigation

LAS VEGAS – December 13, 2018 — Scientific Games Corporation (NASDAQ: SGMS) (“Scientific Games” or the “Company”) today announced the Company has reached a settlement in its litigation with Shuffle Tech International LLC and other plaintiffs. On August 7, 2018, the jury awarded Shuffle Tech and the other plaintiffs $105 million in compensatory damages, which was subject to trebling, as well as attorney’s fees and costs which brought the total to $335 million.  As part of the settlement, Scientific Games will pay the plaintiffs $151.5 million which represents 45 percent of the original $335 million.

“While we firmly believe that the jury decision was wrong, we are pleased with the outcome of the settlement and that this matter will be resolved for good,” said James Sottile, Chief Legal Officer and Executive Vice President, Scientific Games.

The settlement is conditioned on the trial court entering an order vacating the judgment entered on the jury’s verdict.  The Company anticipates that the trial court will enter such an order. Upon satisfaction of the condition described above, the settlement ends all litigation related to this matter and all pending motions and filings will be dropped. While the settlement resolves the disputed claims, Scientific Games has not admitted any liability.

About Scientific Games
Scientific Games Corporation (NASDAQ: SGMS) is the world leader in offering customers a fully integrated portfolio of technology platforms, robust systems, engaging content and services.  The Company is the global leader in technology-based gaming systems, digital real-money gaming and sports betting platforms, table games, table products and instant games, and a leader in products, services and content for gaming, lottery and social gaming markets. Scientific Games delivers what customers and players value most: trusted security, creative entertaining content, operating efficiencies and innovative technology. For more information, please visit www.scientificgames.com, which is updated regularly with financial and other information about the Company.

The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
COMPANY CONTACTS

Media Relations
Susan Cartwright +1 702-532-7981
Vice President, Corporate Communications
susan.cartwright@scientificgames.com

Investor Relations
Michael Quartieri +1 702-532-7658
Executive Vice President and Chief Financial Officer

Forward-Looking Statements
In this press release, Scientific Games makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “will,” “may,” and “should.” These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including those factors described in our filings with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K filed with the SEC on March 1, 2018 (including under the headings “Forward-Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for Scientific Games’ ongoing obligations under the U.S. federal securities laws, Scientific Games undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

All ® notices signify marks registered in the United States. © 2018 Scientific Games Corporation. All Rights Reserved.

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